Exhibit 2






                                J2 COMMUNICATIONS



                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       AND
                        WARRANTS TO PURCHASE COMMON STOCK



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                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

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                                 APRIL 25, 2002


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                                TABLE OF CONTENTS

                                                                       PAGE NO.

ARTICLE 1.    AUTHORIZATION; SALE OF SHARES AND WARRANTS; OPTION GRANT........1
Section 1.1   Authorization of the Shares and Warrants........................1
Section 1.2   Sale of the Units...............................................1
Section 1.3   Option to Purchase Additional Units.............................1
Section 1.4   Shareholder Consent and Information Statement...................2
Section 1.5   Purchaser Designee..............................................3
ARTICLE 2.    CLOSING; DELIVERY...............................................3
Section 2.1   Closing.........................................................3
Section 2.2   Delivery........................................................3
ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................4
Section 3.1   Organization and Standing; Articles and Bylaws..................4
Section 3.2   Corporate Power; Authority......................................4
Section 3.3   Capitalization..................................................5
Section 3.4   Validity of the Shares, Option Shares, Conversion Shares,
              Warrants and Warrant Shares; No Conflict........................6
Section 3.5   Financial Information...........................................6
Section 3.6   SEC Reports.....................................................6
Section 3.7   Affiliate Arrangements..........................................7
ARTICLE 4.    REPRESENTATIONS, WARRANTIES OF NLAG AND PURCHASERS..............7
Section 4.1   Organization and Standing.......................................7
Section 4.2   Power...........................................................7
Section 4.3   NLAG Authorization..............................................7
Section 4.4   Purchaser Authorization.........................................7
Section 4.5   Knowledge.......................................................7
Section 4.6   Investment......................................................7
Section 4.7   Resale Restrictions.............................................7
Section 4.8   Exemption from the Securities Act...............................8
Section 4.9   Ownership.......................................................8
ARTICLE 5.    CONDITIONS......................................................8
Section 5.1   Conditions to Closing of NLAG and Purchasers....................8
Section 5.2   Conditions to Closing of the Company...........................10
ARTICLE 6.    POST-CLOSING COVENANTS.........................................12
Section 6.1   Board Actions..................................................12
Section 6.2   Litigation.....................................................13
Section 6.3   NASDAQ Listing.................................................13
ARTICLE 7.    RESTRICTIVE LEGEND.............................................13
ARTICLE 8.    TERMINATION....................................................13
Section 8.1   Grounds For Termination........................................13
Section 8.2   Effect of Termination..........................................14
ARTICLE 9.    INDEMNIFICATION................................................14
Section 9.1   Indemnification by Company.....................................14
Section 9.2   Indemnification by Purchasers and NLAG.........................14
Section 9.3   Nonexclusive...................................................15
Section 9.4   Knowledge......................................................15
Section 9.5   Survival.......................................................15
ARTICLE 10.   MISCELLANEOUS..................................................15
Section 10.1  Governing Law..................................................15
Section 10.2  Successors and Assigns.........................................15
Section 10.3  Entire Agreement; Amendment....................................15
Section 10.4  Notices, etc...................................................15
Section 10.5  Understanding Among Purchasers.................................16
Section 10.6  Delays or Omissions............................................16
Section 10.7  Severability...................................................16
Section 10.8  Titles and Subtitles...........................................16
Section 10.9  Counterparts...................................................16
Section 10.10 Standstill Agreement...........................................16
Section 10.11 No Personal Liability of Representatives.......................17
Section 10.12 Expenses.......................................................18

                             SCHEDULES AND EXHIBITS

Schedule of Exceptions
Schedule of Purchasers
Schedule 4.9
Schedule 10.12

Exhibit A     Amended and Restated Articles
Exhibit B     Form of Opinion of Kelly Lytton & Vann LLP
Exhibit C     NLAG Registration Rights Agreement
Exhibit D     Jimirro Employment Agreement
Exhibit E     Termination Agreement
Exhibit F     Release Agreement
Exhibit G     Voting Agreement
Exhibit H     Amended and Restated Bylaws
Exhibit I     Greenberg Warrant Agreement
Exhibit J     GTH Warrant Agreement
Exhibit K     Jimirro Security Agreement
Exhibit L-1   Absolute Assignment (Van Wilder)
Exhibit L-2   Notice of Assignment (Van Wilder)
Exhibit M     Jimirro Registration Rights Agreement
Exhibit N     Laikin Employment Agreement
Exhibit O     Common Stock Warrant
Exhibit P     Advisor Note Form

                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

          THIS PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (this "Agreement"), dated as of April 25, 2002, is entered into by and among J2 COMMUNICATIONS, a California corporation (the "Company"), National Lampoon Acquisition Group, LLC, a California limited liability company ("NLAG"), and those parties set forth on the Schedule of Purchasers attached hereto (collectively, the "Purchasers"). The Company, NLAG and the Purchasers (individually, a "Party" and, collectively, the "Parties") agree as follows:

Article 1 AUTHORIZATION; SALE OF SHARES AND WARRANTS; OPTION GRANT

          Section 1.1 Authorization of the Shares and Warrants. Subject to the approval of the shareholders of the Company becoming effective in accordance with Section 1.4, the Company has authorized the issuance and sale pursuant to this Agreement of up to Sixty Four Thousand Five Hundred (64,500) shares (the "Shares") of its Series B Convertible Preferred Stock, no par value per share (the "Series B Preferred"), having the preferences and rights set forth in the Company's proposed Second Amended and Restated Articles of Incorporation (the "Amended and Restated Articles"), the form of which are attached hereto as Exhibit A, together with warrants to purchase up to One Million Eight Hundred Sixteen Thousand Nine Hundred One (1,816,901) shares of no par value Common Stock of the Company (as hereinafter defined, the "Common Stock") at a purchase price (subject to adjustment as provided in the Warrant Agreement) of Three Dollars and Fifty-Five Cents ($3.55) per share until the second anniversary of the date of issuance thereof and Five Dollars ($5.00) per share on and after such date (the "Warrants") in accordance with the form of Common Stock Warrant attached hereto as Exhibit O (the "Warrant Agreement"). The Shares and the Warrants being sold hereunder are being sold in units consisting of (a) one Share of Series B Preferred and (b) a Warrant to purchase 28.169 shares of Common Stock (together, and subject to adjustment as provided herein or in the Warrant Agreement, a "Unit"). The number of Units that will be sold at the Closing as contemplated by Section 1.2 hereof will be Thirty-Five Thousand Two Hundred Forty-Four (35,244) Units (the "Purchased Units") and the remaining Twenty-Nine Thousand Two Hundred Fifty-Six (29,256) Units (the "Option Units") may be sold in the manner described in Section 1.3 hereof.

          Section 1.2 Sale of the Units. Subject to the approval of the shareholders of the Company becoming effective in accordance with Section 1.4 and the other terms and conditions hereof, and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company at the Closing (as hereinafter defined) the number of Units set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto (the "Schedule of Purchasers"), in each case at a purchase price per Unit of $100.00 and for the aggregate purchase price set forth opposite such Purchaser's name on the Schedule of Purchasers.

          Section 1.3 Option to Purchase Additional Units. Subject to the approval of the shareholders of the Company becoming effective in accordance with Section 1.4, the Company has authorized and hereby grants to NLAG, or
NLAG's designees, effective upon the Closing, an option (the "Option") to purchase from the Company for cash up to all or any of the Option Units for a purchase price of $100.00 per Unit, subject to adjustment as provided in this Section. The Option may be exercised in whole or in part at any time, and from time to time, prior to the earliest of (a) January 25, 2003, or (b) ninety (90) days after the Company's shares are relisted for trading on the NASDAQ Small Cap Market or listed on any other national exchange or quotation system. The Option shall be deemed exercised when the Company has received (i) written notice of such exercise from NLAG or NLAG's designees and (ii) payment of the option purchase price for all Option Units as to which this Option is exercised. Upon (and as a part of) exercise of all or any part of the Option as provided in this Section, the Company shall promptly issue and deliver to each purchaser a certificate or certificates for the number of Shares and a Warrant Agreement for the number of Warrants to be issued upon such exercise. The Option shall be deemed to be exercised at the close of business on the date the Option is exercised and the purchaser of the Option Units shall be treated for all purposes as the record holder of the Shares being purchased on such date. Holders of Warrants shall have no rights with respect to shares of Common Stock issuable upon exercise of such Warrants until such Warrants have been duly exercised pursuant to the terms and conditions thereof. The Company shall make or provide for such adjustments in the numbers of Option Units, in the price per Option Unit applicable to the Option, and in the kind and number of Shares and Warrants covered by the Option, as is equitably required to prevent dilution or enlargement of the rights of NLAG or its designees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company or any other corporate transaction or event having a similar effect. Upon exercise of all or any part of the Option and before any Shares or Warrants are issued pursuant to such exercise, the purchasers of the Option Units (the "Option Purchasers") shall make representations and warranties to the Company substantially similar to those made by each Purchaser in Article 4 of this Agreement and agree to indemnify the Company for breaches thereof pursuant to an indemnity substantially similar to that contained in Section 9.2 of this Agreement, in each case in a form reasonably satisfactory to the Company and its legal counsel.

          Section 1.4 Shareholder Consent and Information Statement. Concurrently with the execution of this Agreement, shareholders of the Company entitled to vote in excess of a majority of the outstanding shares of the Company's Common Stock have acted by written consent to approve (i) the issuance of the Units and the Option Units, (ii) the grant of the Option, (iii) the adoption of the Amended and Restated Articles of the Company (as defined in Section 5), (iv) the adoption of the Amended and Restated Bylaws of the Company (as defined in Section 5), (v) the Second Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan, which plan was approved by the Company's Board of Directors on January 30, 2002, (vi) the grant to James P. Jimirro ("Jimirro") of an option to purchase 400,000 shares of the Company's Common Stock, which grant was approved by the disinterested members of the Company's Board of Directors on January 30, 2002 and was made as of such date (the "Jimirro Option") with vesting subject, among other things, to approval of the Company's shareholders, and (vii) the terms and the Company's entry into of the Jimirro Employment Agreement, the Jimirro Security Agreement, the Jimirro Registration Rights Agreement, and the Jimirro Indemnity Agreement (each as defined in Section 5) (collectively, the "Shareholder Consent"). The Shareholder Consent is conditioned upon the consummation of the transactions contemplated by this Agreement. The Shareholder Consent has been delivered to the Secretary of the Company. The Shareholder Consent shall become effective on the date 21 days after the mailing of the Definitive Information Statement (as defined below) to the shareholders of the Company as provided below. In connection with the Shareholder Consent, the Company shall prepare and file an amendment to the preliminary information statement submitted to the Securities and Exchange Commission (the "SEC") relating to the matters covered by the Shareholder Consent (the "Preliminary Information Statement Amendment") with the SEC and shall use its best efforts to respond to comments of the members of the SEC's staff and to cause a definitive information statement to be mailed to the Company's shareholders (the "Definitive Information Statement"), all as soon as reasonably possible; provided that prior to the filing of each of the Preliminary Information Statement Amendment and the Definitive Information Statement, the Company shall consult with NLAG and the Purchasers with respect to such filings and shall afford NLAG and the Purchasers a reasonable opportunity to comment thereon. The Company shall promptly notify NLAG and the Purchasers of the receipt of the comments of the members of the SEC's staff and of any request from the members of the SEC's staff for amendments or supplements to the Preliminary Information Statement or the Definitive Information Statement or for additional information, and will promptly supply NLAG and the Purchasers with copies of correspondence between the Company or its representatives, on the one hand, and the SEC or members of the SEC's staff, on the other hand, with respect to the Preliminary Information Statement, the Definitive Information Statement or this Agreement. If at any time prior to the effectiveness of the Shareholder Consent any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Definitive Information Statement, the Company will promptly inform NLAG and the Purchasers of such event. In such case the Company will, upon learning of such event, promptly prepare and mail such amendment or supplement; provided, that prior to such mailing the Company shall consult with NLAG and the Purchasers with respect to such amendment or supplement and shall afford NLAG and the Purchasers a reasonable opportunity to comment thereon. The Company will notify NLAG and the Purchasers at least 24 hours prior to the mailing of the Definitive Information Statement, or any amendment or supplement thereto, to the shareholders of the Company.

          Section 1.5 Purchaser Designee. Timothy S. Durham, one of the Purchasers, may allocate the right and obligation to purchase up to 2,500 of the Units he is obligated to purchase at the Closing to one or more persons or entities who, prior to or at the Closing, must become a party or parties to and be bound by (a) this Agreement as a Purchaser or Purchasers, and (b) all agreements and instruments to be executed and delivered by the Purchasers as contemplated by this Agreement. This Agreement (including without limitation
Schedule 4.9) and all other agreements and instruments to be executed and delivered by the Purchasers will be revised as necessary to accommodate the addition of such new Purchaser(s) and to add appropriate information as to any such additional Purchasers designated by Timothy S. Durham.

Article 2. CLOSING; DELIVERY

          Section 2.1 Closing. The closing of the purchase and issuance of the Shares and Warrants and the grant of the Option hereunder (the "Closing") shall be held at the offices of Latham & Watkins in Los Angeles at 10 A.M., P.S.T., on the business day after all of the conditions to the respective obligations of the Parties set forth in Article 5 shall have been satisfied or waived or on such other business day thereafter on or prior to the Termination Date (as defined below) as may be agreed upon by the Parties (the "Closing Date"). Each Party shall use commercially reasonable efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other Party's conditions set forth in Article 5 to be fully satisfied (but not waived) (including, without limitation, executing and delivering the documents provided for therein to which it is a party in the forms attached hereto as Exhibits) and (ii) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          Section 2.2 Delivery. At the Closing, in addition to each Party making such deliveries and taking such actions as are required to satisfy its obligations under Section 2.1 or elsewhere in this Agreement, the Company will deliver to each of the Purchasers a certificate or certificates and Warrant Agreement(s) (in definitive form) in such denominations and registered in each Purchaser's name, as set forth in the Schedule of Purchasers, representing, respectively, the number of Shares of Series B Preferred and the number of Warrants to be purchased by each of the Purchasers from the Company against payment of the purchase price therefor by wire transfer of immediately available funds, or such other form of payment as shall be mutually agreed upon by the Purchasers and the Company. As noted on the Schedule of Purchasers, the purchase price for $450,000 of the Units to be purchased pursuant to this Agreement has previously been paid to the Company as fees for extensions of the Letter Agreement, dated March 5, 2001, among the Company and certain of the Purchasers (the "March Letter Agreement"). In addition, each of the Purchasers may take credit against the purchase price owed for such Purchaser's Units for expenses paid directly by such Purchaser which the Company is obligated to pay under
Section 10.12 in the amounts shown on the Schedule of Purchasers (the "Purchaser Expenses"). The value of the Purchaser Expenses being credited to each Purchaser against the purchase price for the Units being purchased (or to be purchased) by such Purchaser shall be the amount set forth next to the name of such Purchaser in the appropriate section of the Schedule of Purchasers attached hereto. The amounts of Purchaser Expenses shown on the Schedule of Purchasers have been approved by the Company and no further approval of such amounts shall be necessary.

Article 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except to the extent set forth on the Company's Schedule of Exceptions attached hereto with respect to only those sections of this Agreement specified therein (the "Schedule of Exceptions"), which Schedule of Exceptions contains, with respect to each matter disclosed therein, a specific reference to the representation and warranty to which such matter is an exception, the Company hereby represents and warrants to NLAG, the Purchasers and the Option Purchasers as follows:

          Section 3.1 Organization and Standing; Articles and Bylaws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has furnished the Purchasers with complete and correct copies of its Articles of Incorporation and Bylaws as in effect immediately prior to the date of this Agreement.

          Section 3.2 Corporate Power; Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the NLAG Registration Rights Agreement, the Jimirro Registration Rights Agreement, the Note Termination Agreement, the Termination Agreement, the Release Agreement, the Jimirro Employment Agreement, the Jimirro Indemnity Agreement, the Jimirro Security Agreement, and the Van Wilder Assignment Documents (in each case, as defined in Article 5) and the Company will have at the Closing Date all requisite corporate power to issue and sell the Shares and the Warrants, to issue the Common Stock (as defined in Section 3.3) initially issuable upon conversion of the Shares and the Option Shares (as defined below) (the "Conversion Shares") or upon exercise of the Warrants (the "Warrant Shares"), to grant the Option, to issue the shares of Series B Preferred issuable upon exercise of the Option (the "Option Shares"), to issue the Warrants issuable upon the exercise of the Option, and to carry out and perform its obligations under the terms of this Agreement, the NLAG Registration Rights Agreement, the Jimirro Registration Rights Agreement, the Note Termination Agreement, the Termination Agreement, the Release Agreement, the Jimirro Employment Agreement, the Jimirro Indemnity Agreement, the Jimirro Security Agreement, each Warrant Agreement and the Van Wilder Assignment Documents and all other agreements contemplated hereby to which the Company is to be a party (collectively, the "Company Relevant Documents"). All corporate action on the part of the Company, its directors and shareholders necessary for the due authorization, execution, delivery and performance by the Company of the Company Relevant Documents, the approval, adoption and filing with the Secretary of State of the State of California of the Amended and Restated Articles and the approval and adoption of the Amended and Restated Bylaws and the consummation of the transactions contemplated herein and therein, and for the grant of the Option and the due authorization, issuance and delivery of the Warrants, the Shares, the Option Shares, the Warrant Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Company Relevant Document is a legal, valid and binding obligation of the Company, enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

          Section  3.3  Capitalization.   As  of  the  Closing  and  immediately
thereafter, the Company's authorized capital stock shall consist of: (a) 15,000,000 shares of Common Stock, no par value per share (the "Common Stock"), of which 1,382,483 shares shall be issued and outstanding, 1,500,000 shares shall be reserved for issuance upon exercise of stock options, 1,926,929 shares shall be reserved for issuance upon conversion of the Series B Preferred, and 1,816,901 shares shall be reserved for issuance upon exercise of the Warrants and (b) 68,406 shares of Series B Preferred, of which the Purchased Shares shall be issued and outstanding, a number of shares equal to the number of the Option Units shall be reserved for issuance upon exercise of the Option, and 3,906 shares shall be reserved for issuance upon exercise of the warrants contemplated by the Greenberg Warrant Agreement and the GTH Warrant Agreement (each as defined below). All the aforesaid issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable and have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws. Except as disclosed on the Schedule of Exceptions and except for the Greenberg Warrant Agreement, the GTH Warrant Agreement, the Option Units and the Warrants, there are no outstanding
(i) preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company or any subsidiary of the Company for the purchase or acquisition of any shares of its capital stock, except with respect to the Series B Preferred in accordance with the provisions of this Agreement and the Amended and Restated Articles, (ii) phantom equity, equity appreciation or similar rights which permit the holder thereof to participate in the residual equity value of, or appreciation in the equity value of, the Company, (iii) any securities, instruments or rights which permit the holder thereof, under any circumstances, to vote for the election of members of the Company's Board of Directors or (iv) any securities, instruments or rights which are, directly or indirectly, convertible into or exercisable or exchangeable for any of the securities, instruments or rights described in clause (i), (ii) or (iii) above. The Administrator (as defined therein) has not elected to cash out by payment of cash or other property any outstanding stock options, restricted stock or deferred stock awards under Section 10.1(c) of the Company's 1999 Stock Option, Deferred Stock and Restricted Stock Plan as a result of the consummation of the transactions contemplated by this Agreement and the other agreements entered into in connection herewith and there are no outstanding rights to any such payments on the part of any holders of stock options, restricted stock or deferred stock awards under such Plan. As of the Closing, the Board of Directors of the Company has the right under the Rights Agreement of the Company, dated as of July 15, 1999, as amended (the "Rights Plan") to redeem all outstanding Rights (as defined therein) without the approval, consent or waiver of any person or entity. As of the Closing, the Company has taken all action necessary under the Rights Plan to redeem all outstanding Rights (as defined therein). As of the Closing, all Rights issued under the Rights Plan have been redeemed and the Rights Plan terminated, and the only remaining right of any shareholder of the Company or any person who held Rights immediately prior to their redemption in connection with the Rights Plan will be the right to receive the Redemption Price (as defined in the Rights
Plan). No Common Shares or Preferred Shares (each as defined in the Rights Plan) have been issued or following the redemption of the Rights and the termination of the Rights Plan will be issuable under the Rights Plan. Since July 15, 1999, no Trigger Event, Distribution Date or Share Acquisition Date (each as defined in the Rights Plan) has occurred and at no time has any person become an Acquiring Person (as defined in the Rights Plan). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or in connection herewith will not result in or cause (i) a breach of the Rights Plan, (ii) the occurrence of a Trigger Event, Distribution Date or Share Acquisition Date or (iii) any person to become an Acquiring Person.

          Section 3.4 Validity of the Shares, Option Shares, Conversion Shares, Warrants and Warrant Shares; No Conflict. The Shares, the Option Shares, the Conversion Shares, the Warrants and the Warrant Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens, claims, preemptive rights or any other encumbrances of any kind or nature whatsoever, except for any applicable restrictions imposed by federal or state securities laws. The
Conversion Shares, the Option Shares and the Warrant Shares have been duly authorized and validly reserved, are not subject to any preemptive rights or rights of first refusal and, upon payment of the purchase price therefor and issuance in conformity with the Amended and Restated Articles, this Agreement and the applicable Warrant Agreement, as applicable, will be validly issued, fully paid and nonassessable, and will be free of any liens, claims, preemptive rights or any other encumbrances of any kind or nature whatsoever, except for any applicable restrictions imposed by federal or state securities laws. The execution, delivery and performance by the Company of each Company Relevant Document will not result in any violation of, or be in conflict with, or result in a breach of, or constitute a default under, (a) any term or provision of any state or Federal law or regulation to which the Company is subject and which are generally applicable to transactions of the type contemplated by this Agreement, or (b) the Company's Articles of Incorporation or Bylaws, as amended and restated and in effect on the date hereof, or (c) any material agreement to which the Company is a party or by which it is bound, except, in the case of clause (a) and (c) above, for violations, conflicts, breaches or defaults which would not have a material adverse effect on the business, operations, properties, financial condition, assets or liabilities of the Company.

          Section 3.5 Financial Information. The audited consolidated financial statements of the Company and its subsidiaries (including the notes to such financial statements) included in the Company's Annual Report on Form 10-K for the year ended July 31, 2001 (the "Form 10-K") and the unaudited interim financial statements of the Company and it subsidiaries included in the Company's Quarterly Report on Form 10-Q for the six month period ended October 31, 2001 (the "Form 10-Q") filed pursuant to the Securities Exchange Act of 1934, as amended, present fairly the financial condition and operating results of the Company and it subsidiaries at the dates and for the periods to which they relate (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein), have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated therein or in the notes thereto).

          Section 3.6 SEC Reports. Other than as specified in the Schedule of Exceptions, the Form 10-K and Form 10-Q did not, on the dates of their respective filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 3.7 Affiliate Arrangements. Except as set forth in the Schedule of Exceptions, there are no contractual or other arrangements, whether written or oral, between the Company, or any subsidiary of the Company, and any officer or director of the Company or any of their respective spouses or relatives (or any entity controlled by any such persons).

Article 4. REPRESENTATIONS, WARRANTIES OF NLAG AND PURCHASERS

          NLAG, with respect to information about itself only, and each of the Purchasers, with respect to information about themselves only, represent and warrant to the Company as follows:

          Section 4.1 Organization and Standing. NLAG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.

          Section 4.2 Power. NLAG has all requisite power and authority to enter into this Agreement, the Release Agreement and all other agreements contemplated hereby to which NLAG is to be a party (collectively, the "NLAG Relevant Documents"). Each of the Purchasers has all requisite power and authority to enter into this Agreement, the Release Agreement and all other agreements contemplated hereby to which such Purchaser is to be a party (collectively, the "Purchaser Relevant Documents").

          Section 4.3 NLAG Authorization. NLAG has taken, or at the Closing will have taken, all actions necessary to authorize it (i) to perform all of its obligations under the NLAG Relevant Documents and (ii) to consummate the transactions contemplated hereby and thereby. The NLAG Relevant Documents are legally valid and binding obligations of NLAG enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

          Section 4.4 Purchaser Authorization. Such Purchaser has taken, or at the Closing will have taken, all actions necessary to authorize it (i) to perform all of its obligations under the Purchaser Relevant Documents and (ii) to consummate the transactions contemplated hereby and thereby. The Purchaser Relevant Documents are legally valid and binding obligations of such Purchaser enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

          Section 4.5 Knowledge. Such Purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") and has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its investment, has no need for liquidity in its investment and has the ability to bear the economic risks of its investment.

          Section 4.6 Investment. Such Purchaser is acquiring the Shares, the Option Shares, the Conversion Shares, the Warrants and the Warrant Shares to be purchased by it for investment for its own account and not with the view to, or for resale in connection with, any public distribution thereof. Such Purchaser understands that the Shares, the Option Shares, the Conversion Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act or under any state securities laws by reason of a specified exemption from the registration provisions of the Securities Act and such state securities laws which depends upon, among other things, the bona fide nature of such Purchaser's investment intent as expressed herein.

          Section 4.7 Resale Restrictions. Such Purchaser acknowledges that the Shares, the Option Shares, the Conversion Shares, the Warrants and the Warrant Shares acquired by it must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

          Section 4.8 Exemption from the Securities Act. The offer and sale by the Company of the Shares, the Option Shares, the Conversion Shares, the Warrants and the Warrant Shares to the Purchasers, as contemplated by this Agreement, qualifies for exemption from the registration requirements of the Securities Act, without limitation, pursuant to the requirements of Rule 506 promulgated thereunder insofar as such requirements apply to the purchasers of securities in a transaction relying on such rule for an exemption from the registration requirements of the Securities Act.

          Section 4.9 Ownership. NLAG and each Purchaser represents and warrants that except as otherwise provided on Schedule 4.9 attached hereto the number of Common Shares of the Company reported as beneficially owned by it in the
Schedule 13D/A filed collectively on January 31, 2002 was accurate on the date of the filing of such schedule and remains accurate as of the date hereof (or as updated prior to the Closing on account of additional Common Shares acquired as permitted by Section 10.10).

Article 5. CONDITIONS

          Section 5.1 Conditions to Closing of NLAG and Purchasers. Each Purchaser's obligation to purchase the Units to be purchased by it at the Closing and NLAG's obligation to sign the Release Agreement are subject to the fulfillment to their respective satisfaction on or prior to the Closing of each of the following conditions:

               5.1.1 Representations and Warranties Correct. The representations and warranties made by the Company herein and pursuant hereto shall have been true and correct in all respects when made and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made at and as of the Closing Date.

               5.1.2 Performance. The Company shall have materially complied with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing and at such time the Company shall not be in default in the performance of or compliance with any of the provisions of this Agreement.

               5.1.3 No Adverse Proceedings. No action, suit or proceeding before any court, tribunal, arbitrator, authority, agency, commission or other instrumentality of the United States or any state, county, city or other political subdivision ("Governmental Authority") shall have been commenced, no investigation by any Governmental Authority shall have been commenced, and no action, suit or proceeding by any Governmental Authority shall have been threatened, against any of the Parties, in each case which remains unresolved wherein an unfavorable judgment, order, decree, stipulation, ruling, charge or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, the NLAG Registration Rights Agreement, the Note Termination Agreement, the Termination Agreement, the Release Agreement, the Jimirro Employment Agreement, the Jimirro Indemnity Agreement and the Voting Agreement (each as defined below), or (ii) cause any of the transactions contemplated by such documents to be rescinded following consummation (and no such judgment, order, decree, stipulation, ruling, charge or injunction shall be in effect).

               5.1.4 Definitive Information Statement. Twenty-one (21) days shall have elapsed since the mailing of the Definitive Information Statement to the shareholders of the Company.

               5.1.5 Opinion of Company's Counsel. Purchasers shall have received from Kelly Lytton & Vann LLP, counsel to the Company, an opinion addressed to the Purchasers, dated the date of the Closing, and in substantially the form attached as Exhibit B hereto (which opinion shall provide that each Option Purchaser shall be permitted to rely thereon).

               5.1.6 NLAG Registration Rights Agreement. The Company, NLAG and the Purchasers shall have duly executed and delivered the NLAG Registration Rights Agreement substantially in the form of Exhibit C hereto (the "NLAG Registration Rights Agreement").

               5.1.7 Note Termination Agreement. The Company and Jimirro shall have entered into the agreement (the "Note Termination Agreement") substantially in the form attached to the Jimirro Employment Agreement as Exhibit A thereto.

               5.1.8 Jimirro Employment Agreement. The Company and Jimirro shall have duly executed and delivered the Amended and Restated Employment Agreement substantially in the form of Exhibit D hereto (the "Jimirro Employment Agreement").

               5.1.9 Termination Agreement. The Company, Jimirro, Daniel S. Laikin ("Laikin") and Paul Skjodt ("Skjodt") shall have duly executed and delivered the Termination Agreement (the "Termination Agreement"), substantially in the form of Exhibit E hereto, terminating the March Letter Agreement.

               5.1.10 Release Agreement. The Company, NLAG, Jimirro, Laikin, Skjodt, Timothy S. Durham, Samerian LLP, Diamond Investments, LLC, Christopher R. Williams, Helen C. Williams, DW Leasing Company, LLC and Judy B. Laikin shall have duly executed and delivered the Mutual Release Agreement substantially in the form of Exhibit F hereto (the "Release Agreement").

               5.1.11 Voting Agreement. Jimirro, Laikin, Skjodt, Timothy S. Durham, Samerian LLP, Diamond Investments, LLC, Christopher R. Williams, Helen C. Williams, DW Leasing Company, LLC, Judy B. Laikin and the Purchasers shall have duly executed and delivered the Voting Agreement substantially in the form of Exhibit G hereto (the "Voting Agreement").

               5.1.12 Amended and Restated Articles. The Amended and Restated Articles shall have been duly adopted by the Board of Directors and the shareholders of the Company, shall have been duly filed with the Secretary of State of the State of California, shall be in full force and effect and shall not have been amended.

               5.1.13 Amended and Restated Bylaws. The Amended and Restated Bylaws of the Company, in the form attached hereto as Exhibit H (the "Amended and Restated Bylaws"), shall have been duly adopted by the Board of Directors and the shareholders of the Company, shall be in full force and effect and shall not have been amended.

               5.1.14 Greenberg Warrant Agreement. The Company and Greenberg Traurig, LLP shall have duly executed and delivered the Warrant
          Agreement substantially in the form of Exhibit I hereto (the "Greenberg Warrant Agreement").

               5.1.15 GTH Warrant Agreement. The Company and GTH Capital, Inc. shall have duly executed and delivered the Warrant Agreement substantially in the form of Exhibit J hereto (the "GTH Warrant Agreement").

               5.1.16  Good  Standing   Certificate.   The  Company  shall  have
          delivered to the Purchasers evidence of its good standing as a domestic corporation in the State of California.

               5.1.17 Compliance Certificate. The Company shall certify to the Purchasers that the conditions in Sections 5.1.1, 5.1.2, 5.1.4, 5.1.12 and 5.1.13 have been satisfied.

               5.1.18 Resignations. Gary Cowan and John De Simio shall have each resigned as Directors of the Company.

               5.1.19 Expenses. Each of Latham & Watkins, Gibson, Dunn & Crutcher LLP, Kelly Lytton & Vann LLP and Batchelder & Partners, Inc., and each of the persons who employed those advisors, shall have acknowledged in writing that all fees incurred by such advisors through the Closing that are payable by the Company under Section
          10.12 have been paid in full, subject to payment when due of the amount of the promissory note (and interest thereon) issued by the Company to any such advisor at Closing in accordance with Schedule 10.12.

               5.1.20 Van Wilder Assignment Documents. The Company shall have duly executed and delivered an Absolute Assignment substantially in the form attached as Exhibit L-1 hereto and the Company and each applicable account debtor shall have duly executed and delivered a Notice of Assignment and Irrevocable Direction to Pay and Account substantially in the form attached as Exhibit L-2 hereto or otherwise reasonably satisfactory to NLAG, the Company and Jimirro (collectively, the "Van Wilder Assignment Documents").

          Section 5.2 Conditions to Closing of the Company. The Company's obligations to sell the Units to be purchased by each Purchaser and to grant the Option at the Closing are subject to the fulfillment to the their respective satisfaction on or prior to the Closing Date of the following conditions:

               5.2.1 Representations and Warranties Correct. The representations and warranties made by such Purchaser and NLAG herein and pursuant hereto shall have been true and correct in all respects when made and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made at and as of the Closing Date.

               5.2.2 Performance. Such Purchaser and NLAG shall have materially complied with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by such Purchaser or NLAG on or prior to the Closing and at such time such Purchaser and NLAG shall not be in default in the performance of or compliance with any of the provisions of this Agreement.

               5.2.3 No Adverse Proceedings. No action, suit or proceeding before any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced, and no action, suit or proceeding by any Governmental Authority shall have been threatened, against any of the Parties, in each case which remains unresolved wherein an unfavorable judgment, order, decree, stipulation, ruling, charge or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, the Jimirro Employment Agreement, the Jimirro Indemnity Agreement, the Van Wilder Assignment Documents, the Jimirro Security Agreement (as defined below), the Jimirro Registration Rights Agreement, the Note Termination Agreement, the Termination Agreement, and the Release Agreement, or (ii) cause any of the transactions contemplated by such documents to be rescinded following consummation (and no such judgment, order, decree, stipulation, ruling, charge or injunction shall be in effect).

               5.2.4 Definitive Information Statement. Twenty-one (21) days shall have elapsed since the mailing of the Definitive Information Statement to the shareholders of the Company.

               5.2.5 Note Termination Agreement. The Company and Jimirro shall have duly executed and delivered the Note Termination Agreement.

               5.2.6 Jimirro Employment Agreement. The Company and Jimirro shall have duly executed and delivered the Jimirro Employment Agreement.

               5.2.7 Termination  Agreement.  The Company,  Jimirro,  Laikin and
          Skjodt  shall  have  duly  executed  and  delivered  the   Termination
          Agreement.

               5.2.8 Release Agreement. The Company, NLAG, Jimirro, Laikin, Skjodt, Timothy S. Durham, Samerian LLP, Diamond Investments, LLC, Christopher R. Williams, Helen C. Williams, DW Leasing Company, LLC and Judy B. Laikin shall have duly executed and delivered the Release Agreement.

               5.2.9 Amended and Restated Articles. The Amended and Restated Articles of the Company shall have been duly adopted by the Board of Directors and the shareholders of the Company, shall have been duly filed with the Secretary of State of the State of California, shall be in full force and effect and shall not have been amended.

               5.2.10 Amended and Restated Bylaws. The Amended and Restated Bylaws of the Company shall have been duly adopted by the Board of Directors and the shareholders of the Company, shall be in full force and effect and shall not have been amended.

               5.2.11 Greenberg Warrant Agreement. The Company and Greenberg Traurig, LLP shall have duly executed and delivered the Greenberg Warrant Agreement.

               5.2.12 GTH Warrant Agreement. The Company and GTH Capital, Inc. shall have duly executed and delivered the GTH Warrant Agreement.

               5.2.13 Jimirro Security Agreement. The Company and Jimirro shall have duly executed and delivered the Security Agreement substantially in the form of Exhibit K hereto (the "Jimirro Security Agreement").

               5.2.14 Van Wilder Assignment Documents. The Company shall have duly executed and delivered an Absolute Assignment substantially in the form attached as Exhibit L-1 hereto and the Company and each applicable account debtor shall have duly executed and delivered a Notice of Assignment and Irrevocable Direction to Pay and Account substantially in the form attached as Exhibit L-2 hereto or otherwise reasonably satisfactory to NLAG, the Company and Jimirro (collectively, the "Van Wilder Assignment Documents").

               5.2.15 Jimirro Registration Rights Agreement. The Company and Jimirro shall have duly executed and delivered the Jimirro Registration Rights Agreement substantially in the form of Exhibit M hereto (the "Jimirro Registration Rights Agreement").

               5.2.16 Jimirro Indemnity Agreement. The Company and Jimirro shall have duly executed and delivered the Indemnity Agreement attached to the Jimirro Employment Agreement as Exhibit B thereto (the "Jimirro Indemnity Agreement").

               5.2.17 Good Standing Certificate. NLAG shall have delivered to the Company evidence of its good standing as a limited liability company in the State of California.

               5.2.18 Compliance Certificate. NLAG, as representative of the Purchasers, shall certify to the Company that the conditions in Sections 5.2.1 and 5.2.2 have been satisfied.

               5.2.19 Expenses. Each of the advisors listed on Schedule 10.12, and each of the persons who employed those advisors, shall have acknowledged in writing that all fees incurred by such advisors through the Closing that are payable by the Company under Section
          10.12 have been paid in full, subject to payment when due of the amount of the promissory note (and interest thereon) issued by the Company to any such advisor at Closing in accordance with Schedule 10.12.

Article 6. POST-CLOSING COVENANTS

          Each of the Parties agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to cause the following to occur immediately following the Closing:

Section 6.1 Board Actions.

               6.1.1 Appointments. Timothy S. Durham, Skjodt and an independent director to be designated pursuant to the Voting Agreement shall be appointed to the Board of Directors of the Company.

               6.1.2 Ratification. The new Board of Directors of the Company shall ratify the transactions contemplated by this Agreement (including, without limitation, the documents attached as exhibits hereto) and all prior actions of the Company's Board of Directors and officers taken as of the Closing.

               6.1.3 Officer Elections. Laikin shall be elected as Chief Operating Officer of the Company, reporting solely to the Board of Directors of the Company as a whole.

               6.1.4 Annual Meeting and Record Date. The Board of Directors shall call the annual meeting (the "Annual Meeting") of the shareholders of the Company to be held on a date selected by the Chairman of the Board of Directors, but not later than June 15, 2002. The record date for determining shareholders entitled to vote at the annual meeting will be a date that is subsequent to but not later than two days after the Closing. In connection with such annual meeting the Company will request all record holders of the Company's voting securities who are nominees for other beneficial owners to certify as of the record date the number of shares and addresses of all beneficial owners whose shares are held by such nominees in accordance with Rules 14b-1(b)(3) and 14b-2(b)(3) promulgated under the Securities and Exchange Act of 1934.

               6.1.5 Laikin Employment Agreement. The new Board of Directors of the Company shall approve, and the Company and Daniel S. Laikin shall execute and deliver, the Employment Agreement substantially in the form of Exhibit N hereto (the "Laikin Employment Agreement").

          Section 6.2 Litigation. The Parties shall use their respective best efforts to have all outstanding litigation involving the parties dismissed with prejudice as to all parties thereto.

          Section 6.3 NASDAQ Listing. The Company will continue to involve Timothy S. Durham and his counsel in discussions with NASDAQ regarding the possible appeal of the revocation of the Company's NASDAQ listing and any efforts by the Company to relist its shares for trading on NASDAQ.

Article 7. RESTRICTIVE LEGEND

          Each certificate representing (i) the Shares (including the Option Shares and the Warrant Shares), (ii) the Conversion Shares or (iii) any other securities issued in respect of such securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act or sold pursuant to Rule 144 or Regulation A thereunder) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT.

Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

Article 8. TERMINATION

          Section 8.1 Grounds For Termination. This Agreement may, by written notice given prior to or at the Closing, be terminated:

               8.1.1 By NLAG, if a breach of any provision of this Agreement has been committed by the Company and such breach has not been waived or has not been cured within five days of the date the Company receives written notice of such breach from NLAG or the Purchasers;

               8.1.2 By the Company, if a breach of any provision of this Agreement has been committed by NLAG or any of the Purchasers and such breach has not been waived or has not been cured within five days of the date the breaching Party receives written notice of such breach from the Company;

               8.1.3 By NLAG, if any of the conditions in Section 5.1 becomes impossible to satisfy (other than through the failure of NLAG or the Purchasers to comply with their obligations under this Agreement);

               8.1.4 By the Company, if any of the conditions in Section 5.2 becomes impossible to satisfy (other than through the failure of the Company to comply with its obligations under this Agreement);

               8.1.5 By mutual consent of NLAG, the Company and the  Purchasers;
          or

               8.1.6 By the Company, NLAG or the Purchasers, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date thirty (30) days from the date of this Agreement (the "Termination Date").

          Section 8.2 Effect of Termination. Each Party's right of termination under this Article 8 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this
Article 8, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of another Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue its legal remedies against the breaching or failing Party will survive such termination unimpaired.

Article 9. INDEMNIFICATION

          Section 9.1 Indemnification by Company. If the Closing occurs, the Company hereby agrees to indemnify the Purchasers, NLAG and the Option Purchasers against and hold them harmless from any and all liabilities, losses, deficiencies, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity or incurred in connection with successfully asserting, proving or collecting indemnity payments pursuant to this Section with respect to matters not involving defense of third-party claims) accruing from or arising at any time as a result of or out of (a) any inaccuracies in or breaches of the representations, warranties, covenants, obligations or agreements made or to be complied with or performed by the Company pursuant to this Agreement or (b) any claims made by claimants who are not Parties to this Agreement alleging facts which, if true, would constitute a breach of or inaccuracy in a representation or warranty made by such Party herein.

          Section 9.2 Indemnification by Purchasers and NLAG. If the Closing occurs, each of the Purchasers, NLAG and each of the Option Purchasers hereby severally but not jointly agrees to indemnify the Company against and hold it harmless from any and all liabilities, losses, deficiencies, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity or incurred in connection with successfully asserting, proving or collecting indemnity payments pursuant to this Section with respect to matters not involving defense of third-party claims) accruing from or arising at any time as a result of or out of (a) any inaccuracies in or breaches of the representations, warranties, covenants, obligations or agreements made or to be complied with or performed by such Party pursuant to this Agreement or (b) any claims made by claimants who are not Parties to this Agreement alleging facts which, if true, would constitute a breach of or inaccuracy in a representation or warranty made by such Party herein.

          Section 9.3 Nonexclusive. The remedies provided in this Article 9 will not be exclusive of or limit any other remedies that may be available to the Parties.

          Section 9.4 Knowledge. The right to indemnification or other remedy based upon representations, warranties, covenants, or obligations in this Agreement will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation.

          Section 9.5 Survival. The Parties agree that all of their respective representations and warranties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall continue in full force and effect for a period of eighteen (18) months.

Article 10. MISCELLANEOUS

          Section 10.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or laws would require the application of the law of another jurisdiction.

          Section 10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the Parties. Except as otherwise expressly provided herein and subject to the conditions hereof, no Party may assign such Party's rights or obligations under this Agreement.

          Section 10.3 Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company, NLAG and the holders of seventy percent (70%) or more of the Common Stock issued or issuable upon conversion of the Shares, but in no event shall the obligations of any Purchaser hereunder be increased, except upon such Purchaser's written consent.

          Section 10.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Company at its principal office, to NLAG at 111 Monument Circle, Suite 3680, Indianapolis IN 46204, to each Purchaser at the addresses set forth on the Schedule of Purchasers attached hereto, or to such other address as the Company, NLAG or each Purchaser shall have furnished to the other in writing, or if to any other holder of any Shares or any Common Stock issued upon conversion of Shares, to such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company.

          Section 10.5 Understanding Among Purchasers. The determination by each of the Purchasers to purchase the Units pursuant to this Agreement has been made by such Purchaser independent of the other Purchasers and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by the other Purchasers or by any agent or employee of the other Purchasers. In addition, it is acknowledged by each of the Purchasers that the other Purchasers have not acted as such Purchaser's agent in connection with making its investment hereunder and that the other Purchasers will not be acting as such Purchaser's agent in connection with monitoring such Purchaser's investment hereunder.

          Section 10.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares or Warrants or the Option, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

          Section 10.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in the manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

          Section 10.8 Titles and Subtitles. The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

          Section 10.10 Standstill Agreement. NLAG and each Purchaser agrees that until the earlier of (a) the Closing Date or (b) five (5) days after the termination of this Agreement pursuant to Article 8 hereof, other than with respect to the transactions contemplated by this Agreement, without the prior written consent of the Company, such Party will not, directly or indirectly: (i) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company exceeding, in the aggregate, on an as-exercised or as-converted basis if applicable, 50,000 shares of voting Common Stock of the Company; (ii) except at the specific written request of the Company, propose to enter into any merger or business combination involving the Company or to purchase a material portion of the assets of the Company; (iii) make, or in any way participate, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the 1934 Act) or seek to advise or influence any person with respect to the voting of, any voting securities of the Company; (iv) solicit or permit any person or entity to join their "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of the Company; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company (other than in Laikin's fiduciary capacity as a director of the Company); (vi) publicly announce or refer to any proposal for an extraordinary corporate transaction involving the Company, or take any action for the purpose of requiring the Company to make a public announcement regarding the possibility of any such extraordinary corporate transaction; (vii) disclose any intention, plan or arrangement inconsistent with the foregoing or advise, assist or encourage any other persons in connection with the foregoing, or request that the Company amend or waive any of the terms of this Section 10.10; (viii) sell or transfer more than one percent (1%) of the total outstanding voting securities of the Company to any person, entity or "group" (within the meaning of Section 13(d)(3) of the 1934 Act), or sell or transfer any such voting securities to any such person, entity or group who or which, after the consummation of such sale or transfer, would beneficially own more than fourteen and nine-tenths percent (14.9%) of the total outstanding voting securities of the Company; or (ix) permit any of such Party's affiliates or associates or members of such Party's "group" (within the meaning of Section 13(d)(3) of the 1934 Act) to do any of the foregoing. The Parties agree and acknowledge that the provisions of this Section 10.10 shall be in addition to the standstill provisions contained in Section 14(a) of the March Letter Agreement to the extent it is in force (NLAG and the Purchasers assert that it is not, the Company asserts that it is) and to the extent it binds any of the Parties (NLAG and the Purchasers take the position that, if it is in force, it binds only the parties who executed it, the Company takes the position that the parties who executed the March Letter Agreement are responsible for causing their affiliates and associates to abide by it); provided, however, that the right of NLAG and the Purchasers contained in clause (i) of the first sentence of this Section
10.10 to purchase in the aggregate 50,000 shares of voting Common Stock shall be deemed to supercede any restriction to the contrary contained in Section 14(a) of the March Letter Agreement with respect only to purchases of Common Stock made or committed to be made prior to the termination of this Agreement; provided, further, however, that in the event this Agreement is validly terminated, Section 14(a) of the March Letter Agreement shall apply to the Parties (if it has remained in force) to the extent such Parties were subject to the provisions of the March Letter Agreement as if Section 14(a) of the March Letter Agreement is no longer superceded as described herein with respect to any purchases of Common Stock committed to be made after the termination of this Agreement.

          Section 10.11 No Personal Liability of Representatives. No officer, director, principal, attorney, agent or other representative (collectively, a "Representative") of any Party shall be personally liable for the representations, warranties, covenants and agreements of such Party contained in this Agreement and the other agreements and certificates contemplated hereby or for any action taken on behalf of such Party in connection therewith. Without limiting the foregoing, no Representative of the Company shall have any personal liability as a result of executing and delivering this Agreement, the other Company Relevant Documents and the certificate provided for in Section 5.1.17 on behalf of the Company. Each Representative of the Company (including, without limitation, Jimirro) and NLAG shall be a third-party beneficiary of this Section 10.11.

          Section 10.12 Expenses. The Company shall pay all legal, accounting, advisory and other fees, and other out-of-pocket expenses incurred by the Company, Jimirro, NLAG and the Purchasers in connection with the transactions contemplated by this Agreement (including, without limitation, the documents attached as exhibits hereto), including, without limitation, the proxy solicitation commenced by Daniel S. Laikin on or about August 11, 2000, the March Letter Agreement, and all other matters regarding the Company prior to the Closing and related litigation. Jimirro shall be a third-party beneficiary of this Section 10.12. Without limiting the foregoing, the parties agree and acknowledge that, other than advisors who have been paid as part of the Purchaser Expenses, the advisors listed on Schedule 10.12 are all of the advisors whose fees the Company is obligated to pay pursuant to this Section
10.12 and that each of the advisors listed on Schedule 10.12 shall have had their respective fees paid by the Company on or prior to the Closing, including, if not paid previously, by wire transfer of immediately available funds in an amount equal to such advisor's respective "Closing Cash" amount set forth on
Schedule 10.12 and the issuance of the Company's unsecured one-year promissory notes in the form of Exhibit P attached hereto in an amount equal to such advisor's respective "Closing Note" amount set forth on Schedule 10.12, all in connection with and as part of the Closing. The Purchasers and the Company have approved the amounts listed on Schedule 10.12 and the amounts of Purchaser
Expenses listed on the Schedule of Purchasers attached hereto and no further approval of such amounts shall be necessary. The amounts listed on Schedule
10.12 may be increased prior to Closing subject to approval by the Company and the Purchasers, each acting in good faith with respect thereto.

                [remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  J2 COMMUNICATIONS


                                  By:
                                     --------------------------------------
                                           James P. Jimirro, President


                                  NATIONAL LAMPOON ACQUISITION GROUP, LLC


                                  By:
                                     ---------------------------------------
                                           Daniel S. Laikin, Managing Member


                                  "PURCHASERS"


                                  ------------------------------------------
                                  Daniel S. Laikin


                                  ------------------------------------------
                                  Paul Skjodt


                                  ------------------------------------------
                                  Timothy S. Durham


                                  ------------------------------------------
                                  [Designee of Timothy S. Durham]


04103.0001 #331148